State of Delaware
Secretary of State
Division of Corporations
Delivered 05:03 PM 03/21/2007
FILED 04:54 PM 03/21/2007
SRV 070345041 - 4321193 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL MEDICAL STAFFING, INC.

FIRST: The name of this Corporation is International Medical Staffing, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock of this corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Baila Paluch
542 East 3rd Street
Brooklyn, New York 11218

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 19th day of March, 2007.

BY: ____________________

Name: BAILA PALUCH

Title: Incorporator

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "INTERNATIONAL MEDICAL STAFFING, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MARCH, A.D. 2007, AT 4:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4321193 8100

070345041

AUTHENTICATION: 5534569

DATE: 03-23-07